As filed with the Securities and Exchange Commission on March 1, 2019      Registration No. 333-201749

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO THE

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BENEFICIAL BANCORP, INC.

(exact name of registrant as specified in its charter)

Maryland	47-1569198
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Beneficial Bank Place

1818 Market Street

Philadelphia, Pennsylvania 19103

(215) 864-6000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Beneficial Bancorp, Inc. 2008 Equity Incentive Plan

(formerly known as the Beneficial Mutual Bancorp, Inc. 2008 Equity Incentive Plan)

(Full Title of the Plan)

Rodger Levenson President and Chief Executive Officer WSFS Financial Corporation 500 Delaware Avenue Wilmington, DE 19801 (302) 792-6000	Copies to: Frank M. Conner III, Esq. Michael P. Reed, Esq. Christopher DeCresce, Esq. Covington & Burling LLP One CityCenter 850 Tenth Street N.W. Washington, D.C. 20001 (202) 662-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on January 29, 2015 by Beneficial Bancorp, Inc., a Maryland corporation (“Beneficial Bancorp”):

Registration Statement on Form S-8, File No. 333-201749, registering 4,528,159 shares of common stock, par value $0.01 per share, for issuance under the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan (formerly known as the Beneficial Mutual Bancorp, Inc. 2008 Equity Incentive Plan).

Pursuant to the Agreement and Plan of Merger, dated as of August 7, 2018, as amended on November 1, 2018, by and between WSFS Financial Corporation (“WSFS”) and Beneficial Bancorp, Beneficial Bancorp merged with and into WSFS (the “Merger”), with WSFS as the surviving corporation and successor-by-merger to the plan sponsor of the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan.  The Merger became effective on March 1, 2019.

In connection with the Merger, Beneficial Bancorp is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, Beneficial Bancorp hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Beneficial Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware on March 1 , 2019.

WSFS FINANCIAL CORPORATION
As successor to Beneficial Bancorp, Inc.

By:	/s/ Dominic C. Canuso
Name:	Dominic C. Canuso
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.